Exhibit 99.1

STATE OF CONNECTICUT

PUBLIC UTILITIES REGULATORY AUTHORITY

JOINT APPLICATION OF IBERDROLA, S.A.,	:	Docket No. 15-07-38
IBERDROLA USA, INC., IBERDROLA USA	:
NETWORKS, INC., GREEN MERGER SUB, INC.	:
AND UIL HOLDINGS CORPORATION FOR	:	September 11, 2015
APPROVAL OF A CHANGE OF CONTROL	:

JOINT MOTION FOR TECHNICAL MEETING

Iberdrola, S.A., Iberdrola USA, Inc., Iberdrola USA Networks, Inc., Green Merger Sub, Inc. and UIL Holdings Corporation (“Applicants”) and the Office of Consumer Counsel (“OCC”) have been engaged in confidential settlement discussions. The Applicants and OCC are pleased to report that they have reached an agreement in principle that they intend to reflect in a mutually agreeable settlement agreement. If such an agreement is reached and approved by the Public Utilities Regulatory Authority (“Authority” or “PURA”), and an agreement is reached by other parties to the docket concerning English Station in New Haven, it would resolve all of the issues and concerns that OCC has with the pending application, filed July 31, 2015, in this proceeding (the “Application”).

Accordingly, the Applicants and the OCC hereby move the Authority to confirm the Technical Meeting currently tentatively scheduled for Thursday, September 17, 2015. The Technical Meeting would provide the opportunity for the Applicants and OCC to explain the agreement in principle to the Authority and the other parties. Moreover, the Applicants and OCC will share the agreement points in advance of the technical meeting and would be prepared to discuss and answer any preliminary questions, subject to further hearing procedures, as the Authority deems appropriate.

In light of the foregoing, the Applicants and OCC also request that OCC’s Pre-Filed Testimony, which is currently due September 15, 2015, be deferred to a later date to be discussed during the Technical Meeting. Similarly, the Applicants and OCC suggest that further procedures and deadlines could also be extended for a commensurate period of time (including the December 4, 2015 decision date) if a settlement is not reached, and are prepared to discuss that contingency at the Technical Meeting.

The undersigned counsel is authorized to state that OCC joins in this motion and that the Office of the Attorney General does not object to this Motion.

Respectfully Submitted,

IBERDROLA USA NETWORKS, INC., IBERDROLA USA, INC., IBERDROLA, S.A., AND GREEN MERGER SUB, INC.

By:	/s/ Frederic Lee Klein
Frederic Lee Klein
Pullman & Comley, LLC 90 State House Square Hartford, CT 06103 Tel: 860-424-4354 fklein@pullcom.com

David L. Schwartz Latham & Watkins LLP 555 11th Street NW, Suite 1000 Washington, DC 20004 Tel: 202-637-2125 david.schwartz@lw.com

UIL HOLDINGS CORPORATION

By:	/s/ Sigrid E. Kun
Linda L. Randell Sigrid E. Kun UIL Holdings Corporation 157 Church St. New Haven, CT 06506 Tel: 203-499-2575 Tel: 203-499-5858 linda.randell@uinet.com sigrid.kun@uinet.com

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